Exhibit 10.10
DELPHIN MARINE LOGISTICS LIMITED
JOINT VENTURE AGREEMENT
TRINIDAD AND TOBAGO
     THIS AGREEMENT is made in triplicate the 29th day of February, 2008 among MARINERS HAVEN LIMITED, a company duly incorporated under the Companies Act, Chapter 81:01 of the Laws of the Republic of Trinidad and Tobago, and having a registered office at Level 5 Long Circular Mall, Nos. 51-53 Long Circular Road, St. James in the City of Port-of-Spain in the Island of Trinidad, in the Republic of Trinidad and Tobago (hereinafter called “MHL”) of the First Part, RIGDON MARINE CORPORATION, a corporation incorporated under the laws of the State of Delaware in the United States of America and having its principal place of business at 815 Walker Street, Suite 1001, Houston, Texas, United States of America (hereinafter called “Rigdon”) of the Second Part, and DELPHIN MARINE LOGISTICS LIMITED a company incorporated under the laws of the Republic of Trinidad and Tobago and having its registered office at Level 5 Long Circular Mall, Nos. 51-53 Long Circular Road, St. James in the City of Port-of-Spain in the Island of Trinidad (hereinafter called “the Company”) of the Third Part.
WHEREAS:
A.	Rigdon owns and operates platform supply vessels and crewboats which service the offshore oil industry and has obtained charters for certain of its vessels in Trinidad and Tobago;

B.	MHL is a member of the Home Construction Limited Group of companies (“the HCL Group”) and is involved in marine operations as well as in the oil and gas industry in Trinidad and Tobago;

C.	The HCL Group and Rigdon recognise that there could be long-term benefits and opportunities in Trinidad and Tobago, Guyana and Suriname by the formation of a joint venture to engage in the business of brokering and managing anchor handling tugs, anchor handling towing supply vessels, offshore supply vessels, platform supply vessels, crew boats, multi-purpose vessels and other vessels to be utilised in offshore oil and gas exploration and production activities within the territorial seas and exclusive economic zones of the Republics of Trinidad and Tobago, Guyana and Suriname.

D.	The Company was incorporated by MHL on the 6th day of July, 2007 to be the corporate entity through which MHL and Rigdon would carry on the joint venture and MHL and Rigdon propose that the Company should be used as their joint venture vehicle to engage in the business of brokering and managing vessels as set out above.

E.	MHL and Rigdon have agreed that they will be the sole shareholders of the Company and that they will subscribe for shares in the Company on the terms and subject to the conditions hereinafter contained and have further agreed that their respective rights as shareholders in the Company shall be regulated by the provisions of this Agreement.

Delphin Marine Logistics Limited — Joint Venture Agreement

F.	MHL and Rigdon have also agreed to the management and operation of the Company being regulated by the Articles and the By-laws of the Company which will be amended in terms of the agreed draft Articles of Amendment and agreed draft Revised By-Laws annexed hereto in Schedule 1 and 2 respectively and the Company has agreed with MHL and Rigdon to comply with all matters herein contained and in the Articles and By-laws to be amended as aforesaid as relate to the Company.
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the Parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties) it is hereby agreed and declared as follows:
1.	INTERPRETATION

1.1	In this Agreement including the Recitals and the Schedules hereto the following words and expressions shall have the following meanings:

“Accounting Procedure” means the accounting principles and policies as adopted by the Company by resolution of the Directors as a Reserved Matter;

“‘A’ Directors” means the directors (including alternative directors) of the Company from time to time elected by the ‘A’ Shareholder(s);

“Annual Operating Plan” means the Annual Operating Plan described in Clause 7.2 hereof adopted by the Shareholders as a Special Reserved Matter;

“Articles” means the Articles of Incorporation of the Company as amended by the Articles of Amendment in the form annexed in the Schedule 1 hereto and which may be amended from time to time;

“‘A’ Shareholder” means MHL or another Person from time to time registered as the holder of ‘A’ Shares in accordance with this Agreement and the Articles;

“Auditors” means initially PriceWaterhouseCoopers Limited of 11-13 Victoria Avenue, Port of Spain or such other firm of international chartered accountants practising in Trinidad and Tobago as shall be appointed auditors of the Company in accordance with the Articles;

“‘B’ Directors” means the directors (including alternative directors) of the Company from time to time elected by the ‘B’ Shareholder(s);

“Board” means the board of Directors for the time being of the Company or any duly appointed committee thereof;

“‘B’ Shareholder” means Rigdon or another Person from time to time registered as the holder of ‘B’ Shares in accordance with this Agreement and the Articles;

“Business” means the business intended to be carried on by the Company as described in Clause 2.1 and such other business as the Shareholders may resolve by unanimous resolution provide shall be carried on by the Company;

Delphin Marine Logistics Limited — Joint Venture Agreement

“By-Laws” means the revised By-Laws of the Company to be adopted in the form of the attached hereto in Schedule 2 and which may be amended from time to time;

“Change of Control” when applied to any Shareholder shall be deemed to have occurred if any Person who Controls such Shareholder at the date of execution of this Agreement (or the date such Shareholder becomes bound by the terms of this Agreement, if later) subsequently ceases to Control it or if any Person subsequently acquires Control of it (and for either purpose a Change of Control shall occur upon the death or bankruptcy of a Person who Controls such Shareholder); provided, however, that a Change of Control shall not be deemed to occur in respect of any transfer of the shares in or acquisition of the relevant Shareholder by another member of its Group so that such Shareholder remains a member of its Group;

“Commencement Date” means the date when each of the obligations of the Parties set forth in Sub-Clause 2.6 have been satisfied, but in no event shall the Commencement Date be later than the 31st day of March, 2008 unless such date is extended in writing by the Parties hereto;

“the Companies Act” means the Companies Act Chap. 81:01 of the laws of Trinidad and Tobago as amended or re-enacted from time to time and the regulations made thereunder from time to time;

“Control” means (i) the ownership or control (directly or indirectly through companies or otherwise) of more than fifty percent (50%) of the voting share capital of the relevant undertaking, or (ii) the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters;

“Directors” means both the ‘A’ Directors and the ‘B’ Directors and their alternative Directors, or prior to the issue of Shares, the Directors named in Form 8 filed for the incorporation of the Company or elected by the incorporator of the Company.

“Eligible Transferee”
(a)	means, in respect of any particular corporate Shareholder:
(i)	a company of which such Shareholder is the sole registered and beneficial shareholder; or

(ii)	any Person who is a parent or holding company of such Shareholder; or

(iii)	a company which is otherwise an Affiliate of such shareholder.
(b)	includes, in respect of Rigdon only, Bourbon SAS, a société par actions simplifiée incorporated under the laws of France and having a registered office at Marseille, France.

Delphin Marine Logistics Limited — Joint Venture Agreement

“Equity Proportions” means the respective proportions in which the total issued common shares of the Company are held from time to time by the “A” Shareholder(s) and the “B” Shareholder(s) (initially being, in the case of the “A” Shareholder 51% and, in the case of the “B” Shareholder, 49%);

“Financial Year” means each accounting reference period of the Company ending on the 31st day of March in every year;

“Group” means, in relation to a Shareholder, that company and its parent, holding company, subsidiaries and other Affiliates for the time being;

“Guarantee” means any guarantee, indemnity or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, by a Person with respect to any obligations of another Person, through a contract or otherwise;

“Long Term Business Plan” means the long term business plan for the Company described in Clause 7.1 which the Shareholders have agreed to adopt as a Special Reserved Matter which plan may be amended or restated from time to time pursuant to the unanimous consent of the Shareholders as a Special Reserved Matter;

“Parties” means MHL, Rigdon and the Company (and “Party” shall be construed accordingly);

“Person” means any corporation, partnership, joint venture, firm, organisation, company, trust, entity or natural person.

“Regulatory Action” means any order of a court of competent jurisdiction or any order, decision or conclusive view made, given or expressed by a competent supranational, governmental or regulatory authority or agency or an enactment of a legislative body which would materially prohibit or restrict the investment of MHL or Rigdon in the Company, the payment of dividends, net profits and other sums by the Company to the Shareholders, or the management of the Company and carrying on of the Business as contemplated by the Articles and/or the By-laws.

“Regulatory Approvals” means any necessary approvals required by any competent supranational, governmental or regulatory agencies or authorities;

“Reserved Matters” means the matters so defined in paragraph 5 of the Fifth Schedule of the Articles;

“Shareholder” means an ‘A’ Shareholder or a ‘B’ Shareholder or prior to the issue of Shares, the incorporator of the Company;

“Shareholders” means both the ‘A’ Shareholder(s) and the ‘B’ Shareholder(s) or prior to the issue of Shares, the incorporator of the Company;

“Shares” means the ‘A’ common shares and the ‘B’ common shares of the Company and subject to the provisions of the Articles any shares issued in exchange therefor

Delphin Marine Logistics Limited — Joint Venture Agreement

by way of conversion or reclassification and any shares representing or deriving from such shares as a result of any increase in or reorganisation or variation of the capital of the Company;

“Special Reserved Matters” means the matters so defined in paragraph 6 of the Fifth Schedule of the Articles;

“Third Party” means any Person who is not a Party to this Agreement;

“Vessel Management Agreement” means the vessel management contract to be made between Rigdon Marine Corporation and the Company in the form annexed as Schedule 3 as the same may be amended by the parties thereto and for the time being in force.

and the expressions “Affiliate”, “Officer”, “Subsidiary” and “Special Resolution” and other expressions shall bear the same meanings as in the Companies Act PROVIDED THAT for the purposes of this Agreement neither the Company nor any Affiliate of the Company shall be regarded as an Affiliate of Rigdon or MHL.

1.2	Unless the context otherwise requires, any reference to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into hereunder.

1.3	References to Recitals, Clauses, Paragraphs and Schedules are to recitals, clauses, paragraphs and schedules of this Agreement.

1.4	Any reference in this Agreement to “dollars” or “$” shall mean Trinidad and Tobago Dollars and any reference to an amount in Trinidad and Tobago Dollars shall include the equivalent amount at the relevant time in any other currency or combination of currencies.

1.5	The headings are for convenience only and shall not affect the interpretation hereof.

1.6	Unless the context otherwise requires, words importing the singular only shall include the plural and vice versa and references to natural persons shall include bodies corporate.

1.7	Where any obligation pursuant to this Agreement is expressed to be undertaken or assumed by any Shareholder, such obligation shall be construed as requiring the Shareholder concerned to exercise all rights and powers of control over the affairs of the Company or any other Person which that Shareholder is able to exercise (whether directly or indirectly) in order to secure performance of that obligation.

1.8	The following Schedules are attached to and incorporated in this Agreement by reference and are deemed to be a part hereof:

Schedule 1 Articles of Amendment of the Company;

Schedule 2 By-Laws of the Company

Delphin Marine Logistics Limited — Joint Venture Agreement

Schedule 3 Vessel Management Agreement

2.	OBJECTS OF THE COMPANY/CONDITIONS PRECEDENT TO COMMENCEMENT OF BUSINESS

2.1	Business
(a)	The Business of the Company shall be brokering and managing anchor handling tugs, anchor handling towing supply vessels, offshore supply vessels, platform supply vessels, crew boats, multi-purpose vessels and other vessels to be utilised in offshore oil and gas exploration and production activities within the territorial areas and exclusive economic zones of the Republics of Trinidad and Tobago, Guyana and Suriname, and shall include the supply of local crews, procuring supplies and performing accounting and other administrative services under the terms of the Vessel Management Agreement.

(b)	Unless otherwise agreed by the Shareholders as a Special Reserved Matter, during the term of this Agreement the Company will manage only vessels owned and/or operated by Rigdon.
2.2	No Activity Prior to Commencement Date

The Parties shall procure that, prior to the Commencement Date and save as may be required for the Company to pursue the fulfilment of the conditions in Clause 2.3, the Company shall not carry on any business and shall have no assets or liabilities of any nature whatsoever.

2.3	Conditions precedent to the Commencement of Business

The obligations of MHL and Rigdon to acquire their respective ‘A’ and ‘B’ Shares, pay the consideration therefor to the Company, for Rigdon to enter into the Vessel Management Agreement with the Company, as well as the commencement of Business by the Company shall all be conditional upon and subject to each of the following conditions having been satisfied (or waived) by Rigdon and MHL:
(a)	the representations and warranties of each of MHL and Rigdon set forth in Clause 14.6 of this Agreement shall be true and correct in all respects as at the date of this Agreement and as at the Commencement Date and each such Party shall have performed all obligations and fulfilled all covenants and agreements which are required to be performed and fulfilled by such Party prior to the Commencement Date;

(b)	no action, suit or proceeding shall have been instituted, or to the knowledge of MHL or Rigdon, threatened contesting the validity or legality of the incorporation of the Company and the transactions contemplated by this Agreement;

Delphin Marine Logistics Limited — Joint Venture Agreement

(c)	there shall be no outstanding Regulatory Approvals required for the commencement of Business by the Company; and

(d)	no material Regulatory Action (or action, proceeding or proposal which if successfully pursued by the Person initiating the same will result in a Regulatory Action) having been taken which has not been revoked, annulled, withdrawn, discontinued, abandoned, repealed or discharged or otherwise ceased to have effect.
2.4	Reasonable endeavours to fulfil conditions precedent

MHL, Rigdon and the Company shall use all reasonable endeavours to procure (so far as it lies within their respective powers so to do) that each of the conditions precedent set out in Clause 2.3 (to the extent that such conditions are not waived) are fulfilled as soon as possible.

2.5	Non-fulfilment of conditions precedent

If any of the conditions precedents set out in Clause 2.3 have not been fulfilled (or waived) by the Commencement Date, this Agreement shall, unless Rigdon and MHL otherwise agree, thereupon automatically terminate.

2.6	Commencement of Business

Subject to the fulfilment or waiver of all the conditions precedent referred to in Clause 2.3, and to the satisfaction of all regulatory requirements, the Company shall commence Business when each of the events set out below has taken place (which date shall be the Commencement Date):
(a)	MHL has subscribed and paid for, and the Company has issued to MHL, all 510,000 ‘A’ Shares for the consideration stated in Clauses 3.2 and 3.4 below;

(b)	Rigdon has subscribed and paid for, and the Company has issued to Rigdon, all 490,000 ‘B’ Shares for the consideration stated in Clauses 3.3 and 3.4 below;

(c)	the Company and Rigdon have entered into the Vessel Management Agreement;

(d)	MHL and Rigdon have procured that the Company has allotted and issued all of the 510,000 “A” Shares to MHL and all of the 490,000 “B” Shares to Rigdon, and that the names of MHL and Rigdon are entered in the Register of Members of the Company as the respective holders of such Shares subscribed for and paid in full by them and that Share Certificates have been issued to MHL and Rigdon respectively in respect of such Shares.

Delphin Marine Logistics Limited — Joint Venture Agreement

2.7	Termination prior to Commencement Date

This Agreement may be terminated at any time prior to the Commencement Date:
(a)	by mutual written consent of MHL and Rigdon;

(b)	by either MHL or Rigdon if the Commencement Date has not occurred prior to March 31, 2008, or such later date as MHL and Rigdon shall agree in writing;

(c)	by either MHL or Rigdon if the other of them shall have failed, or be unable, to comply with any of its obligations under this Agreement;

(d)	by either MHL or Rigdon if there shall have occurred any event, development or circumstance after the date hereof and prior to the Commencement Date which materially and adversely affects the proposed Business, or upon the ability of either MHL or Rigdon or the Company to realise the benefits currently anticipated to result from such Business; or

(e)	by either MHL and Rigdon if prior to the Commencement Date there shall have been a material breach by either of such Parties of any representation or warranty contained in this Agreement and such breach remains uncured for more than twenty (20) days following written notice of such breach by such Party to the other Party.
2.8	In the event that this Agreement is terminated prior to the Commencement Date under Clause 2.7 hereof or terminated pursuant to Clause 2.5, the following consequences shall in each such case apply:
(a)	MHL and Rigdon shall procure the Company to convene a special meeting to pass a Special Resolution to wind up the Company as a Members’ Voluntary Winding Up and take all necessary steps and procure their Directors to take all necessary steps to wind up and dissolve the Company;

(b)	MHL and Rigdon shall pay all fees, costs, and expenses associated with the incorporation and winding up and subsequent dissolution of the Company which costs shall be shared between MHL and Rigdon in the same proportions as the Equity Proportions; and

(c)	this Agreement shall become void and there shall be no liability or further obligation of either Rigdon, MHL or the Company, except for continuing obligations under Clause 8 (Confidentiality) and the relevant provisions of Clause 15 to enforce such of the above obligations or the obligations which otherwise apply to the Parties hereto and that nothing herein contained shall relieve any Party from any liability for any prior breach of or outstanding obligations under this Agreement.
2.9	Principal Business Office

Delphin Marine Logistics Limited — Joint Venture Agreement

The registered office and principal place of business of the Company shall be initially located at Level 5 Long Circular Mall, Nos. 51-53 Long Circular Road, St. James in the City of Port-of-Spain in the Island of Trinidad thereafter at such other place selected from time to time by the Directors as a Reserved Matter.

2.10	Commercial Principles

The Business shall be conducted in the best interests of the Company in accordance with the general principles of the Long Term Business Plan as amended from time to time by the Shareholders as a Special Reserved Matter and on sound commercial profit making principles.

3.	Capital and Further Finance

3.1	Initial Capital

All the initial authorised share capital of the Company consisting of 510,000 ‘A’ Shares and 490,000 ‘B’ Shares shall forthwith be subscribed for by MHL as to all the ‘A’ Shares and by Rigdon as to all the ‘B’ Shares as herein provided.

3.2	MHL shall subscribe and pay for and the Company shall issue to MHL, all the 510,000 ‘A’ Shares in consideration of the sum of US $102,000.00paid in cash.

3.3	Rigdon shall subscribe and pay for and the Company shall issue to Rigdon 490,000 ‘B’ Shares in consideration of the sum of US $98,000.00 paid in cash.

3.4	Such cash contributions to be made by the Parties to the capital of the Company shall be made by bank draft payable to the Company or by wire transfer or other mutually acceptable means in US Dollars to the Company’s account with its bankers in Trinidad and Tobago.

3.6	The issued share capital of the Company may from time to time be increased by such sum as shall be determined by the Shareholders as a Special Reserved Matter in accordance with the Articles but so that (unless the Shareholders determine otherwise as a Special Reserved Matter) shares shall only be issued to MHL as the holder of the ‘A’ Shares and to Rigdon as the holder of the ‘B’ Shares in the Equity Proportions.

3.8.	Non-Equity Financing.
(a)	The Company shall secure non-equity financing as is required to operate the Company in the ordinary course of business (working capital) in amounts not exceeding the maximum borrowing limits set forth in its current Annual Operating Plan and/or the Articles;

(b)	The Company shall endeavour to obtain on its own behalf such non-equity financing from Third Parties, on such terms and conditions as do not require any Guarantees from the Shareholders;

Delphin Marine Logistics Limited — Joint Venture Agreement

3.9	It is the intention of the Parties that the Company should be self-financing and should obtain additional funds from Third Parties without recourse to its Shareholders. Neither Shareholder shall be obliged to contribute further funds or participate for the benefit of the Company in any Guarantee or similar undertaking.

3.10	If the Board considers at any time that further finance is required for the Business, the Board will consider whether or not to approach the Company’s bankers or other financial institutions or, in appropriate circumstances, to seek such further finance from the Shareholders. The Shareholders will not be obliged to provide any such further finance unless both Shareholders agree as to the amount and method by which such finance is to be provided. Unless otherwise agreed, any further contribution of finance to the Company (whether by way of subscription for Shares, stock or debentures or by way of loan or otherwise) shall be made by each of the Shareholders in the Equity Proportions at the same time and on the same terms.

3.11	Neither Shareholder shall be obliged to participate for the benefit of the Company in any Guarantee, bond or financing arrangement with any bank or financial institution, whether as a guarantor or in any other capacity whatsoever. If and to the extent that the Shareholders agree to participate in any such Guarantee, bond or financing arrangement then, unless the Shareholders otherwise agree, any liability or obligation to be assumed by them in relation to any such guarantee, bond or financing arrangement shall be borne in their Equity Proportions. Any such liability or obligation shall, unless otherwise agreed, be several and not joint or joint and several and, in the event that a Shareholder suffers any loss or damage resulting therefrom, that Shareholder shall be entitled to a contribution from the other Shareholder to ensure that the aggregate liability of the Shareholders is borne by MHL and Rigdon in their Equity Proportions.

4.	MANAGEMENT AND STAFF

4.1	Subject to the Articles and to Clauses 4.2 and 4.3 hereof, the Board shall exercise the powers of the Company directly or indirectly through the employees and agents of the Company and shall direct the management of the Business and affairs of the Company.

4.2	Subject to Clause 4.3 hereof, the Board as a Reserved Matter may designate Officers and Managers of the Company and specify their duties and delegate to them powers to manage the Business and affairs of the Company as contemplated in the Companies Act. The Company shall recruit, employ, dismiss and replace such staff as may be considered necessary for the proper conduct of the Business.

4.3	There shall be:
(a)	a General Manager of the Company nominated by MHL and appointed by the Board, on the direction of MHL, as a Reserved Matter whose responsibilities,

Delphin Marine Logistics Limited — Joint Venture Agreement

subject to the responsibilities of the Director of Operations, shall include the following:
(i)	Providing overall management of the Company;

(ii)	Ensuring compliance by the Company with all applicable laws;

(iii)	Marketing the Company within Trinidad and Tobago, Guyana and Suriname;

(iv)	Arranging the recruitment and employment of properly certified and experienced local crews as provided in the Vessel Management Agreement;

(v)	Promoting favourable governmental and community relations;

(vi)	Developing, in conjunction with the Director of Operations and the Board, the Long Term Business Plan and Annual Operating Plan for the Company; and

(vii)	Ensuring that the Company adheres to the Accounting Procedure.
(b)	a Director of Operations of the Company nominated by Rigdon and appointed by the Board, on the direction of Rigdon, as a Reserved Matter, whose responsibilities, subject to the responsibilities of the General Manager, shall include the following:
(i)	Providing for the technical aspects of the management of vessels managed by the Company:

(ii)	Training of local crews regarding the operation of the vessels managed by the Company;

(iii)	Marketing the Company, both locally and internationally, with respect to its ship management business in Trinidad and Tobago; and

(iv)	Developing, in conjunction with the General Manager and the Board, the Long Term Business Plan and Annual Operating Plan for the Company.
5.	DIRECTORS AND MANAGEMENT

5.1	Quorum

The quorum for the transaction of business at any meeting of the Board shall be at least two (2) ‘A’ Directors and at least two (2) ‘B’ Directors present at the time when the relevant business is transacted, except that the quorum for the transaction of business which constitutes a Reserved Matter shall be at least two (2) ‘A’ Directors

Delphin Marine Logistics Limited — Joint Venture Agreement

and three (3) ‘B’ Directors present at the time when the relevant business is transacted. A Director shall be regarded as present for the purposes of a quorum if represented by an alternative Director in accordance with Clause 5.3 or by telephone participation in accordance with Clause 5.5.

5.2	Notice and Agenda

Unless otherwise agreed, the Parties shall procure that meetings of the Board are convened and held at least twice a year at a location determined by the Board. At least fourteen (14) days’ written notice shall be given to each of the members of the Board of any meeting of the Board, provided always that a shorter period of notice may be given with the written approval of at least one (1) ‘A’ Director (or his alternative Director) and at least one (1) ‘B’ Director (or his alternative Director). Any such notice shall contain, inter alia, an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by copies of any relevant papers to be discussed at the meeting. Any matter which is to be submitted to the Board for a decision which is not identified in reasonable detail as aforesaid shall not be decided upon, unless otherwise agreed by all of the members of the Board.

5.3	Board Voting

Save and except for Reserved Matters, matters for decision by the Board shall be decided by simple majority vote. Each Director shall have one (1) vote and the Chairman shall not have a second or casting vote. Any Director who is absent from any meeting may request his alternative Director to act and vote in his place at the meeting. Reserved Matters shall be decided by a majority of no less than five (5) Directors (of which at least threes(3) Directors shall be ‘B’ Directors or their alternative Directors) who shall all sign the minutes of the relevant meeting or the relevant written resolution for a decision to be taken by the Company on a Reserved Matter.

5.4	Resolution in Writing

A resolution in writing signed by all the Directors or their alternative Directors entitled to vote on that resolution at a meeting of the Directors or any committee of the Directors is valid as if it had been passed at a meeting of the Directors or any committee of the Directors.

5.5	Telephone Participation at Directors’ Meetings

A Director (or an alternative Director) may, in accordance with the By-Laws participate in any meeting of Directors or any committee of Directors by means of such telephone or other communication facilities as permit all Persons participating in the meeting to hear each other and a Director participating in such a meeting by such means is deemed to be present at that meeting.

5.6	Reserved Matters

Delphin Marine Logistics Limited — Joint Venture Agreement

The Articles shall provide that the Company shall not undertake any of the Reserved Matters unless approved by a resolution of the Directors passed by the majority provided for in Clause 5.3 hereof.

5.7	Special Reserved Matters

The Articles shall also provide that the Company shall not undertake any of the Special Reserved Matters without the unanimous resolution of all Shareholders as provided in the Articles.

5.8	Provision of Articles to Third Parties

Where the Company, in undertaking any Reserved Matters or Special Reserved Matters, is required to contract with a third party, the Company shall provide that third party with a copy of the Articles before entering into any contract with that third party.

5.9	Certificates from the Company

A certificate from the Company certifying that Reserved Matters and/or Special Reserved Matters have been authorised in accordance with the requirements of the Articles shall be signed by at least one (1) “A” Director and one (1) “B” Director.

6	MEETINGS AND ACTION OF THE SHAREHOLDERS OF THE COMPANY

6.1	Meetings of the Shareholders
(a)	General and special meetings of the Shareholders of the Company shall take place in accordance with the applicable provisions of the Articles and the By-Laws on the basis (inter alia) that:
(i)	a quorum shall, after the issue of Shares, be one (1) duly authorised representative of the ‘A’ Shareholder and one (1) duly authorised representative of the ‘B’ Shareholder and prior to the issue of Shares a quorum shall consist of the incorporator of the Company;

(ii)	the notice of meeting shall (unless otherwise agreed by each of the Shareholders ) set out an agenda identifying in reasonable detail the matters to be discussed; and

(iii)	the chairman of any such meeting shall not have a second or casting vote.

Delphin Marine Logistics Limited — Joint Venture Agreement

(b)	After the issue of Shares, special meetings of the ‘A’ Shareholder(s) or the ‘B’ Shareholder(s) of the Company shall take place in accordance with the applicable provision in the Articles and the By-Laws on the basis (inter alia) that:
(i)	a quorum shall be the duly authorised representative of a majority of the relevant class of Shares;

(ii)	if there is only one ‘A’ Shareholder or one ‘B’ Shareholder, the resolutions of each such class of Shareholders shall be determined by resolution in writing signed by such sole ‘A’ Shareholder or ‘B’ Shareholder as provided in Clause 6.2 hereof.
6.2	Resolution in writing of Shareholders.

Subject to the provisions of Section 132 of the Companies Act, a resolution in writing signed by all the Shareholders (either of the Company or of any class of Shares in the Company) entitled to vote on such resolution at a meeting of Shareholders or of a class of Shareholders, as the case may be, shall be as valid as if it had been passed at a meeting of all the Shareholders or of the Shareholders of any class of Shareholders, as the case may be.

7.	OPERATION OF THE COMPANY

7.1	Long Term Business Plan
(a)	The Shareholders, by unanimous resolution as a Special Reserved Matter of even date as this Agreement, have determined an initial Long Term Business Plan for the Company;

(b)	The Company shall operate within the guidelines set forth in its Long Term Business Plan, as amended from time to time by the Shareholders as a Special Reserved Matter, and MHL and Rigdon shall use commercially reasonable efforts, and shall co-operate with each other and the Company, to assist the Company to achieve the targets set forth in its Long Term Business Plan.
7.2	Annual Operating Plan

The Company shall prepare a draft Annual Operating Plan based upon the targets set forth in its Long-Term Business Plan (which Annual Operating Plan shall include an annual operating and capital expenditure budget for the Company). The Annual Operating Plan shall be submitted to the Shareholders for approval as a Special Reserved Matter as provided in the Articles before the start of each Financial Year.

7.3	In the event that an Annual Operating Plan for a Financial Year is not approved by the Shareholders as a Special Reserved Matter within thirty (30) days of the commencement of such Financial Year, the existing Annual Operating Plan shall

Delphin Marine Logistics Limited — Joint Venture Agreement

remain in full force and effect and the Company shall be managed and the Business operated in a manner consistent with such Annual Operating Plan until a new Annual Operating Plan is properly approved by the Shareholders as a Special Reserved Matter.

7.4.	MHL and Rigdon shall procure that:
7.4.1	the Company shall at all times maintain accurate and complete accounting and other financial records in accordance with the requirements of all applicable laws and the Accounting Procedure;

7.4.2	monthly management accounts containing such information as either MHL or Rigdon shall reasonably require shall be prepared and dispatched by the Company to such Shareholders within thirty (30) days after the end of the month in question;

7.4.3	Upon seven days prior notice to the secretary of the Company, and subject to the Act, each of the Shareholders and its respective authorised representatives shall be allowed access at all reasonable times to examine the books and records of the Company at the registered address of the Company or at such other location where such books and records are maintained.
7.5	It is the intention of the Parties that the Company shall, subject to the Companies Act, distribute in each Financial Year by way of dividend fifty percent (50%) (or such other percentage as the Directors as a Reserved Matter may from time to time declare) of the sum of (a) the profit (after taxation and extraordinary items) of the Company for that Financial Year and (b) Retained Earnings (in each case as shown in the Financial Statements of the Company and available for distribution in accordance with the Companies Act); subject always to appropriation of such reasonable and proper reserves required for the purposes of the Annual Operating Plan or otherwise as the Directors may determine as a Reserved Matter.

7.6	Performance Quality

The Parties hereto agree that all services performed by the Company for Rigdon under the Vessel Management Agreement shall be of a professional quality consistent with the highest international industry standards for the provision of similar services and in compliance with the requirements of the Vessel Management Agreement.

8.	CONFIDENTIALITY

8.1	Confidentiality Obligation

Each Party undertakes with each other Party that it shall at all times use its best endeavours to keep confidential (and to ensure that its officers, employees, agents and professional and other advisers keep confidential) any information:

Delphin Marine Logistics Limited — Joint Venture Agreement

(a)	which it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, business, assets or affairs of the Company (including, without limitation, any information provided pursuant to Clause 7);

(b)	which, in consequence of the negotiations relating to this Agreement or of being a Shareholder in the Company or through Directors elected by it on the Board or the exercise of its rights or performance of its obligations under this Agreement, it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, business, assets or affairs of Rigdon (if the Party is MHL) or MHL (if the Party is Rigdon); or

(c)	which relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement).
Neither Shareholder nor the Company shall use for its own business purposes or disclose to any Third Party any such information (collectively “Confidential Information”) without the consent of the other Parties.

8.2	Exceptions from Confidentiality Obligation

The obligation of confidentiality under Clause 8.1 shall not apply to:
(a)	information which is independently developed by the relevant Party or its Affiliates or acquired from a Third Party to the extent that it is acquired with the right to disclose the same (and other than as a result of a breach of this Clause 8);

(b)	the disclosure of information to the extent required to be disclosed by law, any stock exchange, regulation or securities commission or any binding judgment, order or requirement of any court or other competent authority in any jurisdiction;

(c)	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Party concerned in any jurisdiction;

(d)	the disclosure (subject to Clause 8.3) in confidence to a Party’s professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement; or

(e)	information which becomes within the public domain (otherwise than as a result of a breach of this Clause 8).
8.3	Employees, Agents and Advisers

Each Party shall inform any officer, employee or agent or any professional or other adviser advising it in relation to the matters referred to in this Agreement, or to whom

Delphin Marine Logistics Limited — Joint Venture Agreement

it provides Confidential Information, that such information is confidential and shall instruct them:
(a)	to keep it confidential; and

(b)	not to disclose it to any Third Party (other than those Persons to whom it has already been disclosed in accordance with the terms of this Agreement).
The disclosing Party shall remain responsible for any breach of this Clause 8.3 by the Person to whom it is disclosed.

8.4	Return of Confidential Information

Upon termination of this Agreement, either Shareholder may demand from the other Shareholder and/or from the Company the return of such Shareholder’s Confidential Information by notice in writing; whereupon each of the other Parties shall (and shall ensure that its officers, employees, agents and advisers shall):
(a)	return all documents containing Confidential Information which have been provided by or on behalf of the Party demanding the return of Confidential Information; and

(b)	destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the Confidential Information,
(save, in each case, for any submission to or filings with governmental, tax or Regulatory Authorities in any jurisdiction). Such return or destruction shall take place as soon as practicable after the receipt of any such notice.

8.5	Survival After Termination

The provisions of this Clause 8 shall survive any termination of this Agreement.

9.	PROMOTION OF COMPANY’S BUSINESS AND EXERCISE OF VOTING RIGHTS

9.1	Each of the Parties to this Agreement covenants to use its best endeavours to promote and develop the Business to the best advantage of the Company.

9.2	Each of MHL and Rigdon shall:
9.2.1	exercise all voting rights and powers available to it in relation to the Company so as to give full effect to the terms of this Agreement, the Long Term Business Plan, the relevant Annual Operating Plan or any other agreement or arrangement entered into pursuant to this Agreement;

Delphin Marine Logistics Limited — Joint Venture Agreement

9.2.2	use its best endeavours to procure that the Directors elected by it support and implement all reasonable proposals put forward at Board and other meetings of the Company for the proper development and conduct of the Business as contemplated in this Agreement, the Long Term Business Plan, the Annual Operating Plan and any other agreement or arrangement entered into pursuant to this Agreement;

9.2.3	procure that all Third Parties directly or indirectly under its control refrain from acting in a manner which hinders or prevents the Company from carrying on the Business in a proper and reasonable manner in accordance with the terms of the Long Term Business Plan and the Annual Operating Plan;

9.2.4	act in good faith and reasonably in its business dealings with the Company; and

9.2.5	generally use its best endeavours to promote the Business and the interests of the Company.
10.	REGULATORY MATTERS

10.1	Regulatory Approvals and Other Matters

The Parties shall respectively co-operate with and assist each other to procure that all Regulatory Approvals and all information necessary or desirable for the making of (or responding to any requests for further information consequent upon) any notifications or filings made in respect of this Agreement, or the transactions or other matters contemplated thereby, are promptly obtained or supplied to the Party dealing with such notifications, filings, transactions or matters, as the case may be, and that they are properly, accurately and promptly made.

10.2	Regulatory Action

If any material Regulatory Action is taken or threatened, the Parties shall promptly meet to discuss the situation and the action to be taken as a result and whether any modification to the terms of this Agreement, or any agreement or instrument entered into pursuant to this Agreement should be made, in order that any requirements (whether as a condition of giving any approval, exemption, clearance or consent or otherwise) of any regulatory authority may be reconciled with, and within the intended scope of, the business arrangements contemplated by this Agreement (including in particular but not limited to, the Long Term Business Plan and the Annual Operating Plan), or any other agreement or arrangement entered into pursuant to this Agreement. The Parties shall co-operate and assist each other in giving effect to any modifications so agreed upon.

Delphin Marine Logistics Limited — Joint Venture Agreement

11.	RESTRICTIONS ON TRANSFER AND LEGEND ON SHARE CERTIFICATES

11.1	Except as permitted by the Second Schedule to the Articles, this Clause 11 or with the prior written consent of the other Shareholder, no Shareholder shall:
11.1.1	transfer any Shares;

11.1.2	create or permit to exist any pledge, mortgage, lien, charge (whether fixed or floating) or other encumbrance over any Shares;

11.1.3	grant, declare, create, sell, transfer or otherwise dispose of any right or interest in any Shares;

11.1.4	enter into any agreement in respect of the votes attached to any Shares; or

11.1.5	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing.
11.2	Save for transfers permitted by the Second Schedule to the Articles, or for which written consent is given under Clause 11.1, or for transfers permitted under Clause 11.7, no Shares held by a Shareholder or any member of its respective Group may be transferred otherwise than pursuant to a transfer by that Shareholder and/or members of its Group (“the Seller”) of all (and not some only) of the Shares collectively held by them (“the Seller’s Shares”).

11.3	If in relation to either of the Shareholders:
11.3.1	the Shareholder fails to remedy any material breach on its part of this Agreement within thirty (30) days from the service of any written notice by the other Shareholder holding the ‘A’ Shares or ‘B’ Shares complaining of such breach;

11.3.2	the Shareholder files bankruptcy or any other form of insolvency proceeding (or such a proceeding is filed against the Shareholder and not dismissed within sixth (60) days), enters into any composition or arrangement with its creditors generally, or is unable to pay its debts as they become due;

11.3.3	an encumbrancer lawfully takes possession or a judgment creditor levies execution or a receiver is validly appointed over the whole or any part of the undertaking, property or assets of the Shareholder (and such action or appointment is not vacated within sixty (60) days);

11.3.4	an order is made or resolution is passed or a notice is issued convening a meeting for the purpose of passing a resolution or any analogous proceedings are taken for the appointment of a receiver of or the winding

Delphin Marine Logistics Limited — Joint Venture Agreement

up of the Shareholder (other than a members’ voluntary liquidation solely for the purpose of amalgamation or reconstruction);

11.3.5	the Shareholder is the subject of any Change of Control (unless such Change of Control occurs with the prior written consent of the other Shareholder); or

11.3.6	any of the matters referred to in sub-clauses 11.3.2, 11.3.3, 11.3.4 or 11.3.5 above occurs in relation to the immediate parent company for the time being of the Shareholder, then upon written notice to such Shareholder (which for the purpose of this Clause shall be referred to as “the Defaulting Shareholder”) by the other Shareholder this Agreement shall automatically terminate with respect to the Defaulting Shareholder, but without prejudice to its obligations under the provisions of Clauses 8 and 15 and any outstanding obligations under or prior breaches of this Agreement.

11.4	Within thirty (30) days after termination of this Agreement pursuant to Clause 11.3 above, the Defaulting Shareholder shall give to the Company a Transfer Notice under the Second Schedule to the Articles, in respect of all the Defaulting Shareholder’s Shares in the Company to sell all (but not some only) of the Shares held by the Defaulting Shareholder.

11.5	The Auditors shall determine and certify the sum per Share considered by the Auditors to be the Fair Price thereof (as provided in paragraph 2(3) of the Second Schedule to the Articles) in accordance with generally accepted international professional valuation practices and the sum so determined and certified shall be the price at which the Shares held by the Defaulting Shareholder shall be transferred, and the provisions of the Company’s Articles shall apply in relation to the Auditors’ role and expenses and the finality of their determination hereunder. Completion of the transfer of Shares hereunder shall take place on the fifth (5th) day after the Auditors shall have certified the Fair Price of the Shares at such reasonable time and place as the other Shareholder may specify by not less than five (5) days’ written notice to the Defaulting Shareholder and, save as provided herein, the provisions of the Second Schedule to the Articles shall apply mutatis mutandis to the completion, sale and transfer of the Defaulting Shareholder’s Shares and the finality of the same.

11.6	The transfer of all the Shares held by the Defaulting Shareholder in accordance with this Clause shall be subject to the conditions that:
11.6.1	the Defaulting Shareholder shall repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to the Company from the Defaulting Shareholder (together with any accrued interest);

11.6.2	the Company shall repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to the Defaulting Shareholder (together with any accrued interest);

Delphin Marine Logistics Limited — Joint Venture Agreement

11.6.3	the Defaulting Shareholder shall procure the resignations of all the Directors appointed by it and such resignations shall take effect without any liability on the Company for compensation for loss of office or otherwise;

11.6.4	the other Shareholder shall use all reasonable endeavours (but without involving any financial obligation on its part or on the part of the Company) to procure the release of any Guarantees or indemnities given by the Defaulting Shareholder to or in respect of the Company and, pending such release, shall indemnify the Defaulting Shareholder in respect thereof; and

11.6.5	this Agreement shall terminate with regard to the Defaulting Shareholder, but without prejudice to Clauses 8 and 15 and any outstanding obligations under or prior breaches of this Agreement.
11.7	Transfers to Eligible Transferees

Notwithstanding the provisions of Clause 11.1 and without complying with Clause 12.1, a Shareholder (“the Transferor”) may at any time or from time to time transfer all or any of its Shares to an Eligible Transferee of such Transferor provided that, at the time of such transfer:
11.7.1	such Eligible Transferee shall agree with the other Parties hereto, by an agreement in writing in form and substance satisfactory to the other Parties, acting reasonably, to be bound by the terms of this Agreement as if such Eligible Transferee had entered into this Agreement as of the date hereof as well as to agree to remain an Eligible Transferee of the Transferor as long as such Eligible Transferee is the registered or beneficial owner of any Shares;

11.7.2	the other Shareholder receives evidence satisfactory to it, acting reasonably, that such Eligible Transferee is an Eligible Transferee of the Transferor and that the agreement referred to in sub-clause 11.7.1 above is a legal, valid and binding obligation of the Eligible Transferee; and

11.7.3	The Transferor is in compliance with all of its covenants and obligations under this Agreement, including, without limitation, its covenants and obligations with respect to the Shares to be transferred.
11.8	Shareholder ceasing to be an Eligible Transferee

Each of the Shareholders respectively undertakes to procure that, if any Eligible Transferee of such Shareholder to which Shares in the Company have been transferred ceases at any time to be an Eligible Transferee of the relevant former Shareholder, such former Shareholder shall acquire all of the Shares held by such Eligible Transferee at the time in question or cause such Shares to be transferred to the former Shareholder or another Person who would qualify as an Eligible Transferee of that former Shareholder; failing which such Shares shall be tendered

Delphin Marine Logistics Limited — Joint Venture Agreement

and disposed of in accordance with the Second Schedule to the Articles. Each of the Shareholders further agrees that the instruments and agreements pursuant to which any transfer of Shares to an Eligible Transferee is made shall contain terms and conditions requiring the Eligible Transferee to execute and deliver such documents as may be necessary to effect a subsequent transfer of the Shares pursuant to this sub-clause 11.8 in the event that the Eligible Transferee ceases to qualify as an Eligible Transferee.

11.9	Legend

All certificates representing Shares shall bear the following legend:
“The Common Shares represented by this certificate are subject to the restrictions on transfer and rights of pre-emption set out in the Second Schedule to the Articles of Incorporation of the Company including an obligation on the registered holder to give a Transfer Notice before selling, assigning, transferring or otherwise disposing of such Common Shares or any interest whatsoever therein (including any security interest therein) as well as in the event of any Person acquiring or becoming entitled to any such Common Shares or interest therein contrary to the said restrictions on transfer and rights of pre-emption; and pursuant to such restrictions the Directors may in certain circumstances cancel this share certificate, whereupon it will become null and void.

Such Common Shares are also subject to the restrictions contained in the Agreement dated the 29th day of February 2008 among Mariners Haven Limited, Rigdon Marine Corporation and the Company.”
11.10	Company to Enforce

The Company shall not accept for registration in its Register of Members and other relevant books of record any transfer of Shares not made in accordance with the provisions of this Agreement and the Articles.

11.11	Certain Transfers Ineffective

Any transfer of Shares attempted to be made other than in accordance with the provisions of this Agreement (and in particular Clauses 11, 12 and 13 hereof) and the Articles shall be void and of no effect.

12.	RIGHTS OF FIRST REFUSAL

12.1	Delivery of Sale Notice

Subject to the provisions of Clause 11.7, in the event that any Shareholder (“the Vendor “) desires to transfer all or any of the Shares owned by it, the Vendor shall be obliged to deliver a Transfer Notice for such Shares to the Company and the provisions of the Second Schedule to the Articles shall apply.

Delphin Marine Logistics Limited — Joint Venture Agreement

12.2	Completion of Sale

Completion of any transfer of Shares by the Vendor to a Third Party under the provisions of the Articles shall be subject to the conditions that:
(a)	the Third Party shall first have entered into an agreement with the Parties to this Agreement whereby it agrees to be bound (in terms reasonably satisfactory to the Parties ) by provisions corresponding to provisions of this Agreement binding upon the Vendor (provided that if the Vendor is Rigdon these provisions shall not apply to the Vessel Management Agreement which Rigdon shall be entitled to terminate upon Rigdon ceasing to be a Shareholder).

(b)	any loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to the Company from the Vendor or the Vendor’s Affiliates shall first have been repaid (together with accrued interest) or refinanced by the Third Party;

(c)	any loans, loan capital, borrowings and indebtedness in the nature of borrowing owing at any time from the Company to the Vendor shall first have either been repaid (together with accrued interest) or purchased from the Vendor by, and assigned by the Vendor to, the Third Party under terms acceptable to the Vendor in its discretion;

(d)	if and insofar as the Vendor requires a Third Party to assume the obligations of the Vendor under any Guarantees or indemnities to Third Parties in relation to the Business of the Company, such assumption shall first have taken place (provided that any such assumption is without prejudice to the rights of the other Shareholder to receive a contribution from the Vendor for its share of any claims attributable to any liabilities arising in respect of the period during which the Vendor held Shares),

(e)	if requested by the Third Party, the Vendor shall procure the resignation of all the Directors appointed by it and such resignation shall take effect without any liability on the Company for compensation for loss of office or otherwise; and

(f)	this Agreement shall terminate with regard to the Vendor, but without prejudice to Clauses 8 and 15 and any outstanding obligations under or prior breaches of this Agreement
13.	DEADLOCK

13.1	If the Directors or the Shareholders are unable to meet or to make a decision on a Reserved Matter described in sub-paragraphs (a), (b), (e), (g) or (i) — (s), inclusive, of paragraph 5(1) of the Fifth Schedule to the Articles, or on a Special Reserved Matter described in paragraph 6(1) of the Fifth Schedule to the Articles, respectively, within one (1) month of the earlier of such Reserved Matter or such Special Reserved Matter being:-

Delphin Marine Logistics Limited — Joint Venture Agreement

(a)	first requested in writing by a Director or a Shareholder to the Company to convene a meeting of the Board or Shareholders, as the case may be, to consider same if no meeting is held; or

(b)	if a meeting is held, considered at such meeting by the Directors or the Shareholders, as the case may be, (in each case a “deadlock”), then each of the Shareholders shall, within seven (7) days after the expiry of such one (1) month period, cause its appointees on the Board to prepare and circulate to the other Shareholder a memorandum or other form of statement setting out their position on the matter in dispute and their reasons for adopting that position. Each memorandum or statement shall be considered by the Shareholder to which it is addressed who shall endeavour to resolve the deadlock. If the Shareholders agree upon a resolution or disposition of the matter, they shall execute a statement setting out the agreed terms. The Shareholders shall exercise their voting rights and other powers available to them in relation to the Company to procure that the agreed terms are fully and promptly carried into effect.

13.2	If the deadlock is not resolved or disposed of in accordance with Clause 13.1 within thirty (30) days after expiry of the seven (7) day period, or such longer period as both Shareholders may agree in writing, then the holder of the issued Shares of either class (“the Seller”) may serve a written notice (“a Deadlock Notice”), in the case of the holder of the ‘A’ Shares, on the holder of the ‘B’ Shares, and in the case the Seller is the holder of the ‘B’ Shares, on the holder of the ‘A’ Shares (“the Buyer”), offering to sell (or procure the sale of) all the issued Shares of that class held by the Seller (“the Sale Shares”) to the Buyer or, failing which, to purchase all the Buyer’s Shares in accordance with the following provisions of this Clause.

13.3	The Deadlock Notice shall specify the price at which the Seller is prepared to sell the Sale Shares to the Buyer (“the Deadlock Price”) but shall not include any other condition whatsoever as the provisions of this Agreement shall apply to the Deadlock Notice and the consequential sale or purchase of Shares.

13.4	The Deadlock Notice shall be deemed to:
13.4.1	constitute an offer by the Seller, open for acceptance by the Buyer for one (1) month from the date of service of the Deadlock Notice (“the Buyer Purchase Period”), to sell all (but not some only) of the Sale Shares to the Buyer on the Transfer Terms at the Deadlock Price; and

13.4.2	constitute an alternative offer by the Seller to purchase all (but not some only) of the Buyer’s Shares within seven (7) days after the end of the Buyer Purchase Period on the Transfer Terms at the Deadlock Price if the Buyer does not elect to purchase all the Sale Shares before the expiry of the Buyer Purchase Period, and shall be irrevocable without the written consent of the other Shareholder. For the purposes of this Clause “Transfer Terms” means free from all claims, equities, liens

Delphin Marine Logistics Limited — Joint Venture Agreement

and encumbrances whatsoever together with all rights attaching thereto at the date of service of the Deadlock Notice and subject to the provisions of this Agreement.

13.5	The Buyer may at any time before the expiry of the Buyer Purchase Period serve notice in writing upon the Seller of its desire to accept the offer referred to in Sub-Clause 13.4.1 and to purchase all (but not some only) of the Sale Shares on the terms set out in this Clause (“a Buyer Purchase Notice”) which may not be expressed to be subject to the fulfilment of any condition whatsoever. Upon service of a Buyer Purchase Notice on the Seller the latter shall be bound to sell (upon payment of the Deadlock Price), and the Buyer who has served a Buyer Purchase Notice shall be bound to purchase (at the Deadlock Price), all the Sale Shares, which the Seller shall transfer on the Transfer Terms.

13.6	If the Buyer does not serve a Buyer Purchase Notice before the expiry of the Buyer Purchase Period, the Buyer shall be deemed to have declined the offer by the Seller referred to in sub-clause 13.4.1 and shall be deemed to have accepted the Seller’s alternative offer in Sub-clause 13.4.2 and the Buyer shall be bound to sell (upon payment of the Deadlock Price), and the Seller shall be bound to purchase (at the Deadlock Price), all the Buyer’s Shares within such seven (7) day period, which the Buyer shall transfer on the Transfer Terms.

13.7	In the following sub-clauses, “the Seller” means the holder of the Sale Shares and “the Buyer” means the person who, in accordance with the foregoing provisions of this Clause, has become bound to purchase them.

13.8	Completion of the sale and purchase of the Sale Shares shall be completed on the day which is seven (7) days after the end of the Buyer Purchase Period and at such reasonable time and place as the Buyer may specify by not less than seven (7) days’ written notice to the Seller whereupon:
13.8.1	the Seller shall deliver to the Company a duly executed share transfer or transfers in favour of the Buyer or to such nominee or nominees as it may direct together with the relative share certificates in respect of the Sale Shares;

13.8.2	the Parties shall procure (insofar as they are able) that the said transfer or transfers shall be approved by the Board and the Sale Shares registered in the name of the Buyer or its nominees;

13.8.3	if requested by the Buyer, the Seller shall procure the resignation of all the Directors appointed by it (and its predecessors in title to the Sale Shares) and such resignation shall take effect without any liability on the Company for compensation for loss of office or otherwise;

13.8.4	the Seller shall do all such other things and execute all such other documents as the Buyer may require to give effect to the sale and purchase of the Sale Shares; and

Delphin Marine Logistics Limited — Joint Venture Agreement

13.8.5	the Buyer shall pay the Deadlock Price to the Seller by bankers’ draft for value on the date of completion.
13.9	If the Seller shall fail or refuse to transfer any Shares or to deliver any share certificate in accordance with its obligations hereunder the Company shall authorise an Officer to execute and deliver on its behalf the necessary share transfer of such Shares and shall issue duplicate share certificates in place of the original share certificates for such Shares (which original share certificates shall thereupon become void) and the Company may receive the purchase money in trust for the Seller and cause the Buyer to be registered as the holder of such Shares. The receipt of the Company for the purchase money shall be a good discharge to the Buyer (who shall not be bound to see to the application thereof) and after the Buyer has been registered in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any Person.

13.10	If each Shareholder shall receive an effective and properly delivered Deadlock Notice, the first such notice to be properly delivered shall prevail.

13.11	Completion of a transfer of all the Shares held by a Shareholder in accordance with this Clause shall be subject to the conditions that:
13.11.1	the Selling Shareholder shall repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to the Company from that Shareholder (together with any accrued interest);

13.11.2	the Company shall repay all loans, loan capital, borrowings and indebtedness in the nature of borrowings outstanding to the Selling Shareholder or its Affiliates (together with any accrued interest);

13.11.3	the continuing Shareholder shall use all reasonable endeavours (but without involving any financial obligation on its part or on the part of the Company) to procure the release of any Guarantees or indemnities given by such Shareholder to or in respect of the Company and, pending such release, shall indemnify such Shareholder in respect thereof; and

13.11.4	this Agreement shall terminate with regard to the Selling Shareholder but without prejudice to its obligations under Clauses 8 and 15 and any outstanding obligations under or prior breaches of this Agreement.
13.12	If a deadlock is not resolved in accordance with sub-clause 13.1, and neither Shareholder has served a Deadlock Notice on the other pursuant to sub-clause 13.2, then the Company shall be wound-up as provided in the Companies Act unless the Shareholders unanimously agree to submit the dispute that is the source of the deadlock to mediation and arbitration under Clauses15.13 and 15.14 of this Agreement.

13.13	In no circumstances shall either Shareholder create a deadlock during a period of two (2) years from the date of this Agreement, or thereafter for the duration of this Agreement create an artificial deadlock for the purposes of this Clause 13. An

Delphin Marine Logistics Limited — Joint Venture Agreement

artificial deadlock shall be a deadlock caused by virtue of any Shareholder (a) voting against an issue or proposal in circumstances where the approval of the same is required to enable the Company to carry on the Business properly and efficiently in accordance with the Long Term Business Plan and the current Annual Operating Plan, or (b) proposing an issue or proposal in circumstances where such issue or proposal is contrary to or will hinder the implementation of the provisions of this Agreement.

14.	MISCELLANEOUS

14.1	Triplicate of Agreement

A fully executed original triplicate of this Agreement shall be retained by the Secretary of the Company.

14.2	Proprietary Information

All proprietary information owned by each of the Parties shall remain the sole property of the respective owner.

14.3	Specific Performance

Each of the Parties hereto agrees that the remedies at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale or disposition of any Shares or the voting thereof or any other matter hereunder, this Agreement and the relevant provisions in the Articles for the transfer of shares shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and non-exclusive, and shall be in addition to any other remedies which the Parties may have.

14.6	Representations and Warranties
(a)	MHL and Rigdon each represents and warrants to the other and to the Company that:
(i)	it is a company or corporation, duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to own its properties and operate its business as presently operated;

(ii)	it has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

(iii)	this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms;

Delphin Marine Logistics Limited — Joint Venture Agreement

(iv)	the authorisation, execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or passage of time or both, (i) violate, conflict with, or result in the breach or acceleration, termination or cancellation under any terms or provisions of, or require any notice, filing or further consent under, (A) the charter documents, articles, by-laws or resolutions of such Party, (B) any statute, law, rule, regulation, order or requirement of any governmental authority applicable to such Party or any of its assets, (C) any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority binding upon such Party or any of its assets, or (D) any instrument or agreement to which such Party or its assets may be bound or relating to or affecting any such assets; or (ii) other than as provided in this Agreement, result in any lien, claim, encumbrance or restriction on any of such Party’s assets;

(v)	no filing, consent, waiver, approval or authorisation of any governmental authority or of any Third Party is or will be required in connection with the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby;

(vi)	at the time of signing this Agreement, neither Party has an agreement, arrangement or understanding for the transfer of any of the Shares or any interest therein to any other person or entity;

(vii)	at the time of signing this Agreement, the Shares to be subscribed for under Clause 2.6 will be subscribed and purchased by each Party for its own account, not on behalf of any other person or entity and is intended to be held by each Party for investment purposes and not with a view to any immediate further distribution thereof;

(viii)	it understands that the Shares to be subscribed for under Clause 2.6 are not publicly traded and that no market may exist for such shares at the time of any desired resale; and

(ix)	each has such knowledge and experience in financial and business matters, or has the advice or representation of a person having such knowledge and experience, to be able to evaluate the merits and risks of any investment in the Shares and has had access to sufficient information regarding the Company.
(b)	MHL and Rigdon shall each deliver on the execution of this Agreement to the other Party and the Company a copy of such Party’s board of directors’ resolution authorising the execution, delivery and performance of this Agreement and the obligations contained therein.

Delphin Marine Logistics Limited — Joint Venture Agreement

14.7	Non-competition with the Company
(a)	Each Shareholder respectively undertakes that while they are parties to this agreement, neither it (nor any of its Subsidiaries, Affiliates or any company of which it is a subsidiary) shall compete whether directly or indirectly with the Company in the Business without first using reasonable efforts to co-operate with the Company in the business to be undertaken.

(b)	Each Shareholder respectively undertakes that for a period of two (2) years after ceasing to be a Party, neither it (nor any of its Subsidiaries, Affiliates or any company of which it is a subsidiary) shall compete whether directly or indirectly with the Company in the Business in Trinidad and Tobago. For this purpose “compete” means (whether alone or jointly with others or whether as principal, agent, shareholder or otherwise and whether for its own benefit or that of others) to undertake or be interested in any business in competition with the Company (or any of its Subsidiaries) in the Business.

(c)	Each Shareholder covenants with each other Shareholder and the Company that while they are Parties to this Agreement and for a period of two (2) years after ceasing to be a Party such Shareholder shall not canvass or solicit the customers of, or endeavour to entice away from, the Company, any Person which at anytime during the period of twelve (12) months before the termination of this Agreement with respect to such Shareholder, has been a customer of the Company in relation to the Business or an employee of the Company.

(d)	In no event will paragraphs (b) or (c) of this sub-clause 14.7 be construed to prevent Rigdon from chartering vessels to Persons for operation within the exclusive economic zone and above the continental shelf of the Republic of Trinidad and Tobago, or to prevent Rigdon, at any time after it ceases to be a Party to this Agreement, from entering into an agreement for the management of such vessels with a Person that is not an Affiliate of Rigdon.

(e)	The restrictions contained in this Clause 14.7 are considered reasonable by the Parties but in the event that any such restriction shall be found to be un-enforceable but would be valid if some part or parts of it were deleted or the period or area of application reduced, such restrictions shall apply with such modifications as may be necessary to make it valid and effective
15.	NOTICES AND GENERAL

15.1	Notices

Notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid international

Delphin Marine Logistics Limited — Joint Venture Agreement

courier service with recorded delivery or legible telefax addressed to the intended recipient at its address set out in this Agreement or to such other address or telefax number as any Party may from time to time duly notify to any other Party. Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served (if given or made by personal delivery) when delivered or (if given or made by telefax) on the next following business day in the place of receipt or (if given or made by prepaid courier service) four (4) business days after the recorded delivery by the international courier service of the despatch of same and in proving the same it shall be sufficient to show, in the case of prepaid international courier service, that the envelope containing the same was duly addressed and despatched to a current address of the addressee and, in the case of a telefax, that such telefax was duly despatched to a current telefax number of the addressee.

The addresses of the parties for the purpose of this sub-clause 15.1 are as follows:

Rigdon :	Rigdon Marine Corporation
815 Walker Street, Suite 1101
Houston, Texas, 77002.

Fax Number:	(713) 236-0200
Attention:	Mr. Larry T. Rigdon, Chairman

MHL:	Level 5, Long Circular Mall
Nos. 51-53 Long Ciricular Road
St. James
Port of Spain

Fax Number :	(868) 628-7144
Attention :	Ms. Roxanne Husbands, Company Secretary

The Company:	1st Avenue South
Western Main Road, Granwood
Chaguaramas
Fax Number:	(868) 634-2072
Attention:	Mr. Damien Rose
15.2	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such

Delphin Marine Logistics Limited — Joint Venture Agreement

remedies by any of the Parties hereto shall not constitute a waiver by such Party of the right to pursue any other available remedy.

15.3	Severance

If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law of the Republic of Trinidad and Tobago, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall negotiate in good faith in order to agree to the terms of a mutually satisfactory provision to be substituted for the provision found to be void, illegal or unenforceable.

15.4	Survival of Rights, Duties and Obligations

Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to any other Party or which thereafter may accrue in respect of any act or omission prior to such termination. The rights which each of the Parties has under this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to any other Party. No waiver by any Party in respect of a breach shall operate as a waiver in respect of any subsequent breach.

15.5	Costs

Each Party shall bear its own costs and expenses incurred by it in connection with this Agreement.

15.6	Entire Agreement

This Agreement constitutes the entire agreement between the Parties as to the subject matter hereof and save as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties hereto.

15.7	Assignment
15.7.1	This Agreement shall be binding on the Parties hereto and their respective successors and assigns.

15.7.2	None of the Parties hereto shall be entitled to assign this Agreement or any of its rights and obligations hereunder except in the case of a Shareholder to an Eligible Transferee of that Party’s Shares in accordance with the terms of this Agreement and the Articles.
15.8	No Unanimous Shareholders Agreement/Conflict with the Articles
(a)	The Parties do not intend this Agreement to be an unanimous shareholders agreement as defined in the Companies Act and hence have drafted this Agreement in such a way that there is no restriction or fetter on the power of the Directors to manage the business and affairs of the Company referred to in

Delphin Marine Logistics Limited — Joint Venture Agreement

this Agreement but rather any such restriction or fetter is provided for in the Articles as is permissible and contemplated by Section 65 of the Companies Act. In the event that through inadvertence or otherwise any such restriction or fetter on the powers of the Directors to manage the business and affairs of the Company is found to be incorporated in this Agreement, each of the Shareholders and the Company agrees to amend this Agreement to delete therefrom any such matter so as to ensure that this Agreement shall not be an unanimous shareholders agreement as aforesaid and each of the Shareholders hereby agrees to take all necessary steps to amend the Articles so as to give effect to any such matter as a Special Reserved Matter in the Articles and, as to the extent possible, in the same form in all material respects as provided herein.

(b)	In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles or the By-Laws then it is the intention that, subject only to Clause 15.8(a) above, the provisions of this Agreement, as between the Shareholders only, shall prevail and accordingly the Shareholders shall each exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Articles or the By-Laws.
15.9	No Partnership or other relationship

Nothing in this Agreement (or any of the arrangements contemplated by this Agreement) shall be deemed to constitute a partnership, joint venture (save as expressly provided for in this Agreement) or other business relationship among the Parties or any of them hereto nor, save as may be expressly set out herein, constitute any Party the agent of any other Party for any purpose. In addition, unless otherwise agreed in writing among the Parties, none of them shall enter into any contracts or commitments with Third Parties as agent for the Company or for any other Party nor shall any Party describe itself as such an agent or in any way hold itself out as being such an agent. For the avoidance of doubt, upon the termination of this Agreement, whether before the Commencement Date or upon the sale of Shares by either Shareholder or otherwise, the joint venture provided for in this Agreement shall cease and be determined and this Agreement shall cease to apply except as is expressly provided for herein.

15.10	Further Assurances
(a)	Each of the Shareholders shall procure that (subject always to the Directors’ fiduciary duties and to the Companies Act) each Director (and his alternative Director) nominated and elected by it under the Articles shall execute and do such acts and things and give and confer such powers and authorities as each such Director (and his alternative Director) would have been required to execute, do, give and confer had he been a party to this Agreement and had covenanted and/or agreed as the Shareholder who elected him as a Director (or alternative Director) and each of the Shareholders shall also exercise all

Delphin Marine Logistics Limited — Joint Venture Agreement

voting rights and powers, direct and indirect, available to it in relation to any Person and to the Company so as to ensure in each case that all the provisions set out in this Agreement, the Articles and the By-laws are given full force and effect and carried out in a timely manner;

(b)	Each Party undertakes with each of the other Parties that it shall do, execute, deliver and perform such further acts, things, deeds, instruments and documents as any of the Parties may reasonably require by notice in writing to the other Parties so as to ensure the complete and punctual fulfilment, observance and performance of the provisions of this Agreement, the Vessel Management Agreement, the Lease, any other agreement referred to in this Agreement, the Articles and the By-laws and generally that full effect is given to the principles and provisions set out in this Agreement, the Articles and the By-laws in a timely manner.
15.11	Announcements

No formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to this sub-clause) be made or issued by or on behalf of any Party without the prior written approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed). If a Party has an obligation to make or issue any announcement required by law or by any stock exchange, securities commission or by any governmental authority, the relevant Party shall give the other Parties every reasonable opportunity to comment on any such announcement or release before it is made or issued (provided always that this shall not have the effect of preventing the Party making the announcement or release from complying with its legal, stock exchange and securities commission obligations in any jurisdiction).

15.12	Settlement of Disputes

In the event of any dispute between the Shareholders arising in connection with this Agreement or any associated agreement entered into pursuant to this Agreement they shall use all reasonable endeavours to resolve the matter on an amicable basis. If one Shareholder serves formal written notice on the other that a material dispute of such a description has arisen under this Agreement and the Shareholders are unable to resolve the dispute within a period of thirty (30) days from the service of such notice, then the dispute shall be referred to the respective Chairmen of the Shareholders. No recourse to mediation or arbitration by one Shareholder against the other under this Agreement shall take place unless a period of not less than thirty (30) days has expired after such referral. This shall not affect a Shareholder’s right, where appropriate, to seek an immediate remedy for an injunction, specific performance or similar court order to enforce the obligations of the other Parties to this Agreement.

15.13	Mediation

Except as otherwise provided herein, any dispute arising out of or in connection with this Agreement (if unresolved by the Chairmen of the Shareholders pursuant to

Delphin Marine Logistics Limited — Joint Venture Agreement

Clause 15.12) shall be referred in writing to the President for the time being of the Trinidad and Tobago Chamber of Industry and Commerce acting as the mediator for non-binding mediation. No recourse to arbitration by one Shareholder against the other Shareholder under this Agreement shall take place unless a period of not less than thirty (30) days has expired after such referral to the President for the time being of the Trinidad and Tobago Chamber of Industry and Commerce for mediation. This shall not affect a Shareholder’s right where appropriate, to seek an immediate remedy for an injunction, specific performance or a similar court order to enforce the obligations of the other Parties to this Agreement.

15.14	Arbitration

Subject to the rights of any Shareholder where appropriate, to seek an immediate remedy for an injunction, specific performance or a similar court order to enforce the obligations of the other Parties to this Agreement, any dispute arising out of or in connection with this Agreement (if unresolved by the President for the time being of the (Trinidad and Tobago Chamber of Industry and Commerce) shall be referred to and finally settled by arbitration according to the provisions of the Arbitration Act, Chapter 5:01 of the Laws of the Republic of Trinidad and Tobago.. The Shareholders shall attempt to mutually agree upon an arbitrator. However, if the Shareholders cannot agree upon an arbitrator within 45 days after receipt of notice of intent to arbitrate any such dispute, each Shareholder shall select an arbitrator in its sole discretion, and the two arbitrators so selected shall appoint a third arbitrator which third arbitrator shall solely conduct the arbitration proceedings (and each of the Shareholders’ selected arbitrators shall cease to act). The Shareholders shall equally share in the cost of such arbitration. The location of such arbitration shall be in the City of Port of Spain in the Republic of Trinidad and Tobago. The award of such arbitrator shall be final, binding and conclusive upon all the Parties.

15.15	Duration and Termination
(a)	Except as otherwise provided herein for earlier termination or unless the Parties agree otherwise, this Agreement shall continue in full force and effect without limit in point of time until the earlier of the following events:
(i)	the holders of a majority of the ‘A’ Shares and the ‘B’ Shares shall agree in writing to terminate this Agreement; or

(ii)	an effective resolution is passed or a binding order is made for the winding up of the Company; or

(iii)	there is a deadlock that remains unresolved following the exercise of the procedures set forth in Clause 13; or

(iv)	the expiry of three (3) years after the Commencement Date.
PROVIDED, HOWEVER, that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for any provisions hereof which are expressed to continue in force thereafter.

Delphin Marine Logistics Limited — Joint Venture Agreement

(b)	Notwithstanding Clause 15.15 (a) (iv), the Parties may by written agreement extend the term of the Agreement for such time as they shall determine.
15.16	New Shareholders

Without prejudice to any other provision of this Agreement or the Articles, the Parties shall procure that no Person other than a Shareholder acquires Shares in the Company (whether by transfer or issue of new Shares) unless such Third Party covenants with the other Parties to this Agreement (in a form reasonably acceptable to each of them) to observe and be bound by the terms of this Agreement, and, in the case of a transferee, to observe and perform all the obligations of the transferor under this Agreement and upon registration of such Third Party as a Shareholder, each such Third Party shall be treated as a Shareholder for the purposes of this Agreement.

15.17	The Company’s Obligations

The Company shall not be bound by any provision of this Agreement to the extent that such provision would constitute an unlawful fetter upon any statutory power of the Company whether under the Companies Act or otherwise (but this provision shall not affect the validity of the relevant provision in this Agreement as between the Shareholders as Parties to this Agreement or the respective obligations of such Shareholders as between themselves under this Agreement).

15.18	Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

15.19	Governing Law and Jurisdiction
(a)	This Agreement shall be governed by and construed in accordance with the laws of the Republic of Trinidad and Tobago.

(b)	The Parties agree that the courts of Trinidad and Tobago shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.
[SIGNATURE PAGE FOLLOWS]

Delphin Marine Logistics Limited — Joint Venture Agreement

     IN WITNESS WHEREOF this Agreement has been entered into by the duly authorised representatives of the Parties the day and year first before written.

Signed by Micheal A. Fifi, Director with due authority for and on behalf of MARINERS HAVEN LIMITED in the presence of:	) ) /s/ Micheal A. Fifi ) )

Signed by Larry T. Rigdon, Director with due authority for and on behalf of RIGDON MARINE CORPORATION in the presence of:	) ) /s/ Larry T. Rigdon ) )

Signed by Damien Rose, Director with due authority for and on behalf of DELPHIN MARINE LOGISTICS LIMITED in the presence of:	) ) /s/ Damien Rose ) )